Exhibit 3.135

REPORT OF A LIMITED PARTNERSHIP

BE IT KNOWN, THAT HEALTHSOUTH Rehabilitation Center of Tucson Limited Partnership, a limited partnership organized pursuant to the provisions of Section 10-9A-20, Code of Alabama 1975, hereby makes this report to the Secretary of State pursuant to the provisions of Section 10-9A-3, Code of Alabama 1975:

That the Limited Partnership was formed and organized by executing and recording the certificate of limited partnership in the office of the Judge of Probate of Jefferson County on September 6, 1989.

That the address of the principal office of the limited partnership is:

Two Perimeter Park South

Suite 224W

Birmingham, Alabama 35203

That the address of the office (which may but need not be a place of its business in this state) at which shall be kept the records required by Section 10-9A-4 is:

Two Perimeter Park South

Suite 224W

Birmingham, Alabama 35203

That the name and address of the agent for service of process is:

Haskell Slaughter & Young,

Professional Association

800 First National-Southern Natural Building

Birmingham, Alabama 35203

Sworn to this      day of October, 1989, at Birmingham, Alabama.

HEALTHSOUTH Rehabilitation Center of Tucson Limited Partnership

By:	HEALTHSOUTH Rehabilitation
Corporation, its general partner

By:	/s/ [Aaron Beam, Jr.]
Aaron Beam Jr., Senior Vice President and Chief Financial Officer